Exhibit 99.1

FOR RELEASE: Tuesday, October 27, 2020 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

Shreveport, Louisiana – October 27, 2020 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2020 of $1.2 million, consistent with $1.2 million for the three months ended September 30, 2019. The Company’s basic and diluted earnings per share were $0.76 and $0.74, respectively, for the three months ended September 30, 2020 compared to basic and diluted earnings per share of $0.73 and $0.68, respectively, for the three months ended September 30, 2019.

The Company reported the following key achievements during the three months ended September 30, 2020:

❖	Total deposits increased $22.9 million or 5.0% to $483.7 million at quarter end.
❖	Total mortgage loans originated for sale were $60.3 million for the quarter.
❖	Total loan deferrals decreased from $84.1 million at June 30, 2020 to $6.2 million at September 30, 2020.
❖	Time deposits decreased $6.0 million, or 3.8%, to $151.6 million at September 30, 2020.

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals.  As of September 30, 2020, Home Federal Bank has funded 378 SBA PPP loans totaling approximately $46.3 million to existing customers and key prospects located primarily in our trade area of NW Louisiana.  Our commercial lenders and operational support staff have worked diligently to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses.  We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community.  The provision for loan losses for the three months ended September 30, 2020 was $700,000 compared to $175,000 for the three months ended September 30, 2019.  The increase in the provision for loans losses was primarily a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic and the related uncertainty regarding the pandemic’s future.

Home Federal Bank is also working with customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank is evaluating all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

      Net income for both the three months ended September 30, 2020 and September 30, 2019 was $1.2 million. Net interest income increased $173,000 for the three months ended September 30, 2020 compared to the prior year period due to a $357,000, or 26.4%, decrease in total interest expense, partially offset by a decrease of $184,000, or 3.6%, in total interest income, primarily due to a 54 basis point reduction in the average rate on interest bearing liabilities. The Company’s average interest rate spread was 2.92% for the three months ended September 30, 2020 compared to 3.30% for the three months ended September 30, 2019. The Company’s net interest margin was 3.21% for the three months ended September 30, 2020 compared to 3.63% for the three months ended September 30, 2019. The decrease in net interest margin on a comparative quarterly basis was primarily the result of a decrease of 91 basis points in the average yield on average balances of interest-earning assets.  This decrease in average yield was primarily due to an increase in interest-earning deposits earning only 12 basis points for the three months ended September 30, 2020 compared to 220 basis points for the prior year period due to the substantial rate decrease in overnight rates at the Federal Home Loan Bank, First National Bankers Bank, and Texas Independent Bank.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2020		2019
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$373,311	4.94%	$331,368	5.57%
Investment securities	58,881	2.15	65,520	2.46
Interest-earning deposits	60,651	0.12	19,659	2.20
Total interest-earning assets	$492,843	4.01%	$416,547	4.92%

Interest-bearing liabilities:
Savings accounts	$90,621	0.69%	$46,630	1.03%
NOW accounts	40,611	0.32	31,254	0.62
Money market accounts	73,180	0.41	74,407	1.22
Certificates of deposit	156,320	1.79	176,897	2.10
Total interest-bearing deposits	360,732	1.07	329,188	1.61
Other bank borrowings	1,752	3.17	343	4.63
FHLB advances	1,010	4.71	1,307	4.55
Total interest-bearing liabilities	$363,494	1.09%	$330,838	1.62%

During the quarter ended September 30, 2020, the Company recorded a provision for loan losses of $700,000, compared to $175,000 for the quarter ended September 30, 2019.  The $525,000, or 300.0%, increase in the provision for loan losses for the three months ended September 30, 2020 over the three months ended September 30, 2019 was based on an evaluation of the allowance relative to such factors as prevailing economic conditions, including provisions related to the COVID-19 recessionary environment, volume of the loan portfolio, concentrations of credit risk, prior loan loss experience and amount of non-performing loans at September 30, 2020.

Non-interest income increased $742,000 for the three months ended September 30, 2020 compared to the prior year quarterly period primarily due to increases of $844,000 in gain on sale of loans, and $3,000 in other income, partially offset by decreases of $80,000 in gain on sale of real estate, $24,000 in service charges on deposit accounts, and $1,000 on income from bank owned life insurance. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk. The increase in gain on sale of loans for the three months ended September 30, 2020 over the prior year period reflects an increase in the amount of loans sold primarily due to the low interest rate environment.  Mortgage loans originated for sale were $60.3 million for the three months ended September 30, 2020 compared to $24.4 million for the three months ended September 30, 2019.

Non-interest expense increased $346,000 for the three months ended September 30, 2020, compared to the same period in 2019, primarily attributable to increases of $408,000 in compensation and benefits expense, $34,000 in data processing, $30,000 in deposit insurance premiums, $21,000 in legal fees, $10,000 in audit and examination fees, and $4,000 in occupancy and equipment expense.  The increases were partially offset by decreases of $121,000 in advertising expense, $25,000 in loan and collection expense, $8,000 in other non-interest expense, and $7,000 in franchise and bank shares tax expense. The increase in compensation and benefits expense for the three months ended September 30, 2020 was primarily due to increased payroll costs in our mortgage division due to the high volume of mortgage loan sales, along with additional hires in our commercial department, and normal annual payroll increases.

At September 30, 2020, the Company reported total assets of $541.6 million, an increase of $23.4 million, or 4.5%, compared to total assets of $518.2 million at June 30, 2020. The increase in assets was comprised primarily of increases in cash and cash equivalents of $20.7 million, or 37.8%, from $54.9 million at June 30, 2020 to $75.6 million at September 30, 2020, loans held-for-sale of $13.0 million, or 88.1%, from $14.8 million at June 30, 2020 to $27.8 million at September 30, 2020, premises and equipment of $683,000, or 5.2%, from $13.2 million at June 30, 2020 to $13.9 million at September 30, 2020, deferred tax assets of $188,000, or 24.8%, from $757,000 at June 30, 2020 to $945,000 at September 30, 2020, and other assets of $59,000, or 0.5%, from $10.7 million at June 30, 2020 to $10.8 million at September 30, 2020. These increases were partially offset by decreases in investment securities of $6.2 million, or 9.8%, from $62.9 million at June 30, 2020 to $56.7 million at September 30, 2020, and loans receivable net of $5.1 million, or 1.4%, from $359.9 million at June 30, 2020 to $354.8 million at September 30, 2020. The decrease in investment securities was primarily due to $11.0 million of principal repayments on mortgage backed securities offset by purchases of $5.1 million in mortgage backed securities.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the three months ended September 30, 2020.

Total liabilities increased $22.9 million, or 4.9%, from $467.7 million at June 30, 2020 to $490.6 million at September 30, 2020 primarily due to an increase in total deposits of $22.9 million that consisted of approximately $46.3 million of initial proceeds from PPP loans funded, or 5.0%, to $483.7 million at September 30, 2020 compared to $460.8 million at June 30, 2020, and an increase of $869,000, or 24.7%, in other liabilities from $3.5 million at June 30, 2020 to $4.4 million at September 30, 2020, partially offset by a decrease in other borrowings of $800,000 that was paid down from dividend proceeds, or 34.8%, from $2.3 million at June 30, 2020 to $1.5 million at September 30, 2020, and a decrease of $76,000, or 7.2%, in advances from the Federal Home Loan Bank from $1.1 million at June 30, 2020 to $984,000 at September 30, 2020.  The increase in deposits was primarily due to a $17.6 million, or 17.0%, increase in non-interest bearing deposits from $103.4 million at June 30, 2020 to $121.0 million at September 30, 2020, an $11.4 million, or 13.6%, increase in savings deposits from $83.8 million at June 30, 2020 to $95.2 million at September 30, 2020, and a $1.8 million, or 4.5%, increase in NOW accounts from $41.4 million at June 30, 2020 to $43.2 million at September 30, 2020,  partially offset by a decrease of $6.0 million, or 3.8%, in certificates of deposit from $157.6 million at June 30, 2020 to $151.6 million at September 30, 2020, and a decrease in money market deposits of $2.0 million, or 2.6%, from $74.6 million at June 30, 2020 to $72.6 million at September 30, 2020. The Company had $13.6 million in brokered deposits at September 30, 2020 compared to $16.1 million at June 30, 2020.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At September 30, 2020, the Company had $6.2 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $7.2 million of non-performing assets at June 30, 2020, consisting of six commercial real estate loans to one borrower, four single-family residential loans, one lot loan, one land loan, and two commercial real estate properties in other real estate owned at September 30, 2020, compared to five single-family residential loans, six commercial real estate loans to one borrower, one lot loan, one land loan and two commercial real estate properties in other real estate owned at June 30, 2020.  The decrease in non-performing assets from $7.2 million at June 30, 2020 to $6.2 million at September 30, 2020 was primarily due to a write- down on a commercial real estate loan and the sale of a portion of the collateral on the same commercial real estate loan totaling $690,000. At September 30, 2020, the Company had four single family residential loans, two commercial land and lot development loans to one borrower, six commercial real estate loans to one borrower, and two commercial real estate loans to one borrower classified as substandard compared to four single family residential loans, two commercial land and lot development loans, and six commercial real estate loans to one borrower classified as substandard at June 30, 2020. There were no loans classified as doubtful at September 30, 2020 or June 30, 2020.

Under the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief will not be considered troubled debt restructurings.

The Bank handles loan payment modification requests on a case-by-case basis. During the three months ended September 30, 2020, we modified 19 loans with principal balances totaling $6.2 million representing 1.7% of our loans outstanding as of September 30, 2020. A majority of deferrals are three-month payment deferrals of principal and interest, with payments after deferral increased to collect amounts deferred.  It is too early to determine if these modified loans will perform in accordance with their modified terms.

Details with respect to actual loan modifications are as follows:

	Number of Covid-19 Deferments Year Ended June 30, 2020	Balance (in thousands)	Percent of Total Loans at June 30, 2020
One-to-Four family residential	101	$27,705	25.6%
Commercial real estate	40	28,278	32.5
Multi-family residential	9	18,046	38.0
Land	7	1,190	6.6
Construction	1	680	8.3
Equity and second mortgage	--	--	--
Equity lines of credit	19	1,586	12.9
Commercial business	39	6,609	8.1
Consumer	--	--	--
Total	216	$84,094	23.0%

	Number of Covid-19 Remaining Deferments at September 30, 2020	Balance (in thousands)	Percent of Total Loans at September 30, 2020
One-to-Four family residential	7	$1,115	1.1%
Commercial real estate	2	2,937	3.3
Multi-family residential	--	--	--
Land	1	1,224	6.9
Construction	--	--	--
Equity and second mortgage	--	--	--
Equity lines of credit	3	148	1.3
Commercial business	6	752	0.9
Consumer	--	--	--
Total	19	$6,176	1.7%

Shareholders’ equity increased $517,000, or 1.0%, to $51.0 million at September 30, 2020 from $50.5 million at June 30, 2020.  The primary reasons for the changes in shareholders’ equity from June 30, 2020 were net income of $1.2 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $103,000, and proceeds from the issuance of common stock from the exercise of stock options of $38,000, partially offset by the acquisition of Company stock of $387,000, dividends paid totaling $282,000, and a decrease in the Company’s accumulated other comprehensive income of $203,000.

The Company repurchased 15,471 shares of its common stock during the three months ended June 30, 2020 at an average price per share of $25.00.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2020	June 30, 2020
	(Unaudited)
ASSETS

Cash and cash equivalents	$75,628	$54,871
Securities available-for-sale at fair value	38,375	42,060
Securities held-to-maturity (fair value September 30, 2020: $19,261; June 30, 2020: $21,879)	18,351	20,858
Loans held-for-sale	27,842	14,798
Loans receivable, net of allowance for loan losses (September 30, 2020: $4,552; June 30, 2020: $4,081)	354,793	359,927
Premises and equipment, net	13,918	13,235
Deferred tax asset	945	757
Real estate owned	950	950
Other assets	10,823	10,764

Total assets	$541,625	$518,220

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$483,705	$460,810
Advances from the Federal Home Loan Bank of Dallas	984	1,060
Other Borrowings	1,500	2,300
Other liabilities	4,384	3,515

Total liabilities	490,573	467,685

Shareholders’ equity	51,052	50,535

Total liabilities and shareholders’ equity	$541,625	$518,220

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended
	September 30,
	2020	2019
Interest income
Loans, including fees	$4,647	$4,653
Investment securities	2	16
Mortgage-backed securities	317	390
Other interest-earning assets	18	109
Total interest income	4,984	5,168
Interest expense
Deposits	971	1,335
Federal Home Loan Bank borrowings	14	15
Other bank borrowings	12	4
Total interest expense	997	1,354
Net interest income	3,987	3,814

Provision for loan losses	700	175
Net interest income after provision for loan losses	3,287	3,639

Non-interest income
Gain on sale of loans	1,411	567
Gain on sale of real estate	--	80
Income on bank owned life insurance	34	35
Service charges on deposit accounts	248	272
Other income	13	10

Total non-interest income	1,706	964

Non-interest expense
Compensation and benefits	2,214	1,806
Occupancy and equipment	376	372
Data processing	194	160
Audit and examination fees	66	56
Franchise and bank shares tax	108	115
Advertising	26	147
Legal fees	131	110
Loan and collection	94	119
Deposit insurance premium	30	--
Other expenses	184	192

Total non-interest expense	3,423	3,077

Income before income taxes	1,570	1,526
Provision for income tax expense	323	279

NET INCOME	$1,247	$1,247

EARNINGS PER SHARE

Basic	$0.76	$0.73
Diluted	$0.74	$0.68

	Three Months Ended
	September 30,
	2020	2019

Selected Operating Ratios(1):
Average interest rate spread	2.92%	3.30%
Net interest margin	3.21%	3.63%
Return on average assets	0.94%	1.11%
Return on average equity	9.97%	10.12%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.15%	0.89%
Allowance for loan losses as a percent of non-performing loans	86.08%	98.85%
Allowance for loan losses as a percent of total loans receivable	1.27%	1.09%

Per Share Data:
Shares outstanding at period end	1,716,842	1,790,480
Weighted average shares outstanding:
Basic	1,630,969	1,716,993
Diluted	1,694,851	1,842,091
Tangible book value at period end	$29.74	$27.78
______________________________________
(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President and Chief Executive Officer (318) 222-1145